As filed with the Securities and Exchange Commission on February 5, 2003
Registration Nos. 333-101345 and 333-101345-01

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Orbital Sciences Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	3812 (Primary Standard Industrial Classification Code Number)	06-1209561 (I.R.S. Employer Identification No.)

21839 Atlantic Boulevard

Dulles, Virginia 20166
(703) 406-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Orbital International, Inc.
(Exact name of registrant as specified in its charter)

Virginia (State of Incorporation)	3812 (Primary Standard Industrial Classification Code Number)	62-1446922 (I.R.S. Employer Identification No.)

21839 Atlantic Boulevard

Dulles, Virginia 20166
(703) 406-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garrett E. Pierce

Vice Chairman and Chief Financial Officer
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Eve N. Howard, Esq.
James E. Showen, Esq.
Kevin L. Vold, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This filing is being made solely for the purpose of correcting the consent issued by PricewaterhouseCoopers LLP in connection with the filing on February 4, 2003 of pre-effective amendment No. 2 to this registration statement. The corrected consent is filed herewith in its entirety as Exhibit 23.1.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

      Paragraph Ten of Orbital’s Restated Certificate of Incorporation provides that Orbital shall, to the maximum extent permitted by Delaware law, indemnify and, upon request, advance expenses to any person:

“...who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amount paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.”

      Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

      Paragraph Nine of Orbital’s Restated Certificate of Incorporation provides that no director of Orbital shall be liable to Orbital or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

      In addition, Orbital has entered into substantially identical indemnification agreements with each of its Directors and Executive Officers and certain other officers. Orbital has agreed, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by the indemnitee because he was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of Orbital or any of its affiliates, or because Orbital has a right to judgment in its favor because of his position with Orbital or any of its affiliates. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to Orbital’s best interests. The agreement further provides that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under Orbital’s Restated Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Restated Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits.

Exhibit
No.	Description

3.1	Restated Certificate of Incorporation of Orbital Sciences Corporation (incorporated by reference to Exhibit 4.1 to the company’s Registration Statement on Form S-3 (File Number 333-08769) filed and effective on July 25, 1996).

3.2	Bylaws of Orbital Sciences Corporation (incorporated by reference to Exhibit 3 to the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

4.1	Indenture, dated as of August 22, 2002, among Orbital Sciences Corporation, Orbital International, Inc. and U.S. Bank, N.A. (incorporated by reference to Exhibit 4.1 to the company’s Current Report on Form 8-K filed on August 27, 2002).

4.2	Registration Rights Agreement, dated as of August 22, 2002, by and among Orbital Sciences Corporation, Orbital International, Inc., as the Guarantor and Jefferies/ Quarterdeck, LLC and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.1 to the company’s Current Report on Form 8-K filed on August 27, 2002).

4.3	Form of 12% Second Priority Secured Note due 2006. (incorporated by reference to Exhibit 4.3 to the company’s Current Report on Form 8-K filed on August 27, 2002).

4.4	Pledge and Security Agreement, dated August 22, 2002, among Orbital Sciences Corporation, Orbital International, Inc. and U.S. Bank, N.A. (incorporated by reference to Exhibit 10.3 to the company’s Current Report on Form 8-K filed on August 27, 2002).

5.1*	Opinion of Hogan & Hartson L.L.P. concerning the legality of the exchange notes.

8.1*	Opinion of Hogan & Hartson L.L.P. concerning certain tax matters

12.1*	Statement re Computation of Ratios.

23.1.1**	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Orbital Sciences Corporation and the financial statements of Orbital Imaging Corporation.

23.1.2***	Consent of Arthur Andersen LLP regarding the financial statements of Orbital Communications Corporation and ORBCOMM Global, L.P. (omitted).

23.2*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to original filing).

25.1*	Statement of Eligibility of Trustee.

99.1*	Letter of Transmittal.

*	Previously filed.

**	Filed herewith.

***	The consent of Arthur Andersen LLP, the former independent public accountants for the registrant’s former unconsolidated subsidiary, ORBCOMM Global, L.P. as of December 31, 2000 and 1999 and for the years then ended, and the registrant’s subsidiary, Orbital Communications Corporation, as of December 31, 1999 and for the year then ended, could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of a consent from Arthur Andersen may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to the recent events surrounding that firm.

Item 22.     Undertakings.

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (e) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dulles, Commonwealth of Virginia, on February 5, 2003.

ORBITAL SCIENCES CORPORATION

By:	/s/ DAVID W. THOMPSON

David W. Thompson
Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of February, 2003.

Signature	Title

/s/ DAVID W. THOMPSON David W. Thompson	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JAMES R. THOMPSON James R. Thompson	Vice Chairman, President, Chief Operating Officer and Director

/s/ GARRETT E. PIERCE Garrett E. Pierce	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)

/s/ HOLLIS M. THOMPSON Hollis M. Thompson	Vice President and Controller (Principal Accounting Officer)

* Daniel J. Fink	Director

* Lennard A. Fisk	Director

* Robert M. Hanisee	Director

* Robert J. Hermann	Director

* Jack L. Kerrebrock	Director

* Janice I. Obuchowski	Director

* Frank L. Salizzoni	Director

Signature	Title

* Harrison H. Schmitt	Director

* Scott L. Webster	Director

--------------- * Pursuant to Power of Attorney

By: /s/ DAVID W. THOMPSON David W. Thompson Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dulles, Commonwealth of Virginia, on February 5, 2003.

ORBITAL INTERNATIONAL, INC.

By:	/s/ DAVID W. THOMPSON

David W. Thompson
President

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of February, 2003.

Signature	Title

/s/ DAVID W. THOMPSON David W. Thompson	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ HOLLIS M. THOMPSON Hollis M. Thompson	Vice President and Controller (Principal Accounting Officer)

/s/ MICHAEL R. WILLIAMS Michael R. Williams	Vice President, Treasurer and Director (Principal Financial Officer)

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Restated Certificate of Incorporation of Orbital Sciences Corporation (incorporated by reference to Exhibit 4.1 to the company’s Registration Statement on Form S-3 (File Number 333-08769) filed and effective on July 25, 1996).

3.2	Bylaws of Orbital Sciences Corporation (incorporated by reference to Exhibit 3 to the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

4.1	Indenture, dated as of August 22, 2002, among Orbital Sciences Corporation, Orbital International, Inc. and U.S. Bank, N.A. (incorporated by reference to Exhibit 4.1 to the company’s Current Report on Form 8-K filed on August 27, 2002).

4.2	Registration Rights Agreement, dated as of August 22, 2002, by and among Orbital Sciences Corporation, Orbital International, Inc., as the Guarantor and Jefferies/ Quarterdeck, LLC and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.1 to the company’s Current Report on Form 8-K filed on August 27, 2002).

4.3	Form of 12% Second Priority Secured Note due 2006. (incorporated by reference to Exhibit 4.3 to the company’s Current Report on Form 8-K filed on August 27, 2002).

4.4	Pledge and Security Agreement, dated August 22, 2002, among Orbital Sciences Corporation, Orbital International, Inc. and U.S. Bank, N.A. (incorporated by reference to Exhibit 10.3 to the company’s Current Report on Form 8-K filed on August 27, 2002).

5.1*	Opinion of Hogan & Hartson L.L.P. concerning the legality of the exchange notes.

8.1*	Opinion of Hogan & Hartson L.L.P. concerning certain tax matters

12.1*	Statement re Computation of Ratios.

23.1.1**	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Orbital Sciences Corporation and the financial statements of Orbital Imaging Corporation.

23.1.2***	Consent of Arthur Andersen LLP regarding the financial statements of Orbital Communications Corporation and ORBCOMM Global, L.P. (omitted).

23.2*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to original filing).

25.1*	Statement of Eligibility of Trustee.

99.1*	Letter of Transmittal.

*	Previously filed.

**	Filed herewith.

***	The consent of Arthur Andersen LLP, the former independent public accountants for the registrant’s former unconsolidated subsidiary, ORBCOMM Global, L.P. as of December 31, 2000 and 1999 and for the years then ended, and the registrant’s subsidiary, Orbital Communications Corporation, as of December 31, 1999 and for the year then ended, could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of a consent from Arthur Andersen may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to the recent events surrounding that firm.